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Exhibit 99.1

      CISTRON COMPLETES PURCHASE OF MORE THAN 5 MILLION OF ITS SHARES
      ---------------------------------------------------------------

        PINE BROOK, N.J. - July 9, 1999 - Cistron Biotechnology, Inc. (OTC:CIST) today announced that it has complete the purchase of 5,058,406 shares or about 25% of its common stock from Harvey W. Galsser, M.D. who acquired the stock from Henry Grausz, M.D., a founder and former chairman of the company. Cistron also purchased an additional 500,000 common shares from the bankruptcy estate of Dr. Grausz.

        Cistron paid $.2274 per share or $1,263,982 for the 5,558,406 shares.

        The purchase will be treated by Cistron as treasury stock. After giving effect to the purchases and the exercising of options for 1,365,960 shares by Bruce C. Galton, former Cistron CEO, Cistron now has approximately
19.5 million shares outstanding.